Exhibit 107
Calculation of Filing Fee Table
Form
S-3
(Form Type)
Matthews International Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, $1.00 par value per share (1)	457(c)	3,000,000 (2)	$23.60 (3)	$70,800,000 (3)	0.00015310	$10,839.48	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$70,800,000 (3)	.00015310	$10,839.48

	Net Fee Due							$10,839.48

(1)	The Class A Common Stock, $1.00 par value per share (the “ Common Stock ”), registered hereunder may be sold by us at various times.
(2)
This registration statement also relates to an indeterminate number of shares of the registrant’s Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the “
Securities Act
”).

(3)
The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the Common Stock as quoted on The Nasdaq Global Select Market on March 5, 2025, in accordance with Rule 457(c) under the Securities Act.